EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement (File No. 333-137317) on Form S-3 of our report dated March 31, 2008 relating  to the consolidated financial statements of Lifeway Foods, Inc. as of December 31, 2007 and 2006 which appear in this Form 10-KSB of Lifeway Foods, Inc. for the year ended December 31, 2007.

/s/ Plante & Moran, PLLC
Grand Rapids, MI
March 31, 2008